As filed with the Securities and Exchange Commission on April 2, 2009

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________

THE BUCKLE, INC.
(Exact name of registrant as specified in its charter)

Nebraska	47-0366193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2407 West 24th Street
Kearney, Nebraska   68845
 (Address of Principal Executive Offices)        (Zip Code)

THE BUCKLE, INC. 2008 DIRECTOR RESTRICTED STOCK PLAN
(Full title of the plan)

Karen B. Rhoads
The Buckle, Inc.
2407 West 24th Street
Kearney, Nebraska 68845
(Name and address of agent for service)

(308) 236-8491
(Telephone number, including area code, of agent for service)

With a copy to:

Robert J. Routh, Esq.
Cline, Williams, Wright, Johnson & Oldfather, L.L.P.
1900 U.S. Bank Building
233 South 13th Street
Lincoln, Nebraska 68508
(402) 474-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock	90,000	$31.64	$2,847,600	$158.90

(1)
The Buckle, Inc. 2008 Director Restricted Stock Plan (the “Plan”) originally provided for the issuance of up to 60,000 shares of Common Stock.  On September 15, 2008, the Company’s Board of Directors approved a three-for-two stock split of the Common Stock, in the form of a stock dividend to shareholders of record at the close of business on October 15, 2008 (the “2008 Stock Split”).  The Plan provides for an increase in the number of shares of Common Stock that may be issued under the Plan in the event of a stock split, stock dividend or similar transaction.  As a result of the 2008 Stock Split, the number of shares of Common Stock issuable under the plan was increased to 90,000.

(2)
In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable pursuant to the anti-dilution provisions of the Plan by reason of any future stock splits, stock dividends or similar transactions.

(3)
The proposed maximum offering price was determined in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices reported by the New York Stock Exchange on March  26, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the directors in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Buckle, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)
The Company’s latest Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

(3)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 28, 1992 and declared effective by the Commission on May 6, 1992 as such description was amended by the Company’s 1998 Proxy Statement on Schedule 14A, specifically Proposal No. 3 therein, filed with the Commission on May 1, 1998.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nebraska Business Corporation Act empowers the Company to indemnify, subject to the standards set forth therein, any persons in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company. The Nebraska Business Corporation Act also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent. On September 3, 1991, the Company adopted a resolution providing for the indemnification by the Company of each director, officer, employee or agent of the Company to the full extent permitted by the Nebraska Business Corporation Act. The Company maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	The Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-46294 (the “Form S-1”)).

4.2	Amendment to the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Form S-1).

4.3	The Company’s By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Form S-1).

4.4	The Buckle, Inc. 2008 Director Restricted Stock Plan (incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2008).

5.1	Opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9. Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Nebraska, on March 31, 2009.

THE BUCKLE, INC.

By:	/s/ KAREN B. RHOADS
Name:	Karen B. Rhoads
Title:	Director, Vice President of Finance, Treasurer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis H. Nelson and Karen B. Rhoads, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL J. HIRSCHFELD
Daniel J. Hirschfeld	Director and Chairman of the Board	March 31, 2009

/s/ DENNIS H. NELSON
Dennis H. Nelson	Director, President and Chief Executive Officer	March 31, 2009

/s/ KAREN B. RHOADS
Karen B. Rhoads	Director, Vice President of Finance, Treasurer and Principal Accounting Officer	March 31, 2009

/s/ JAMES E. SHADA
James E. Shada	Director	March 31, 2009

/s/ ROBERT E. CAMPBELL
Robert E. Campbell	Director	March 31, 2009

Signature	Title	Date

/s/ BILL L. FAIRFIELD
Bill L. Fairfield	Director	March 31, 2009

/s/ RALPH M. TYSDAL
Ralph M. Tysdal	Director	March 31, 2009

/s/ BRUCE L. HOBERMAN
Bruce L. Hoberman	Director	March 31, 2009

/s/ DAVID A. ROEHR
David A. Roehr	Director	March 31, 2009

/s/ JOHN P. PEETZ, III
John P. Peetz, III	Director	March 31, 2009

EXHIBIT INDEX

Exhibit Number	Description

4.1	The Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-46294 (the “Form S-1”)).

4.2	Amendment to the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Form S-1).

4.3	The Company’s By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Form S-1).

4.4	The Buckle, Inc. 2008 Director Restricted Stock Plan (incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2008).

5.1	Opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included on signature page of this registration statement).